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                                                                  Exhibit 99.445


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                        A REPORT TO THE CALIFORNIA POWER
                          EXCHANGE: THE BENEFITS OF A
                       SIMULTANEOUS VERSUS SEQUENTIAL PX
                        MARKET FOR ENERGY AND ANCILLARY
                                    SERVICES


                                December 7, 1998



                              Dr. Peter H. Griffes
                            Analysis Group Economics
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                                      -2-


                   A REPORT TO THE CALIFORNIA POWER EXCHANGE:
                      THE BENEFITS OF A SIMULTANEOUS VERSUS
                        SEQUENTIAL PX MARKET FOR ENERGY
                             AND ANCILLARY SERVICES


I.    EXECUTIVE SUMMARY........................................................................................     4


II.   PURPOSE OF THE STUDY.....................................................................................     4


III.  AN OVERVIEW OF THE CURRENT ANCILLARY SERVICES MARKET.....................................................     6

   A.    BIDDING AND BID EVALUATION............................................................................     6
   B.    SELF-PROVISION OF ANCILLARY SERVICES..................................................................     8
   C.    THE PX AND SELF-PROVISION.............................................................................     8
   D.    REAL-TIME DISPATCH OF ANCILLARY SERVICES AND SUPPLEMENTAL ENERGY......................................     9
   E.    SUPPLY REMUNERATION FOR ANCILLARY SERVICES............................................................    10
   F.    DEMAND CHARGES........................................................................................    11

IV.   PERFORMANCE OF THE ANCILLARY SERVICES MARKET TO DATE.....................................................    11

   A.    COST-BASED PRICE CAPS HAVE CREATED THIN MARKETS AND PRICE VOLATILITY..................................    12
   B.    THE ISO'S DEMAND FOR ANCILLARY SERVICE IS HIGH........................................................    12
   C.    THE CASCADING AUCTION FORMAT INSPIRES INVERTED PRICES ACROSS ANCILLARY SERVICE MARKETS................    12

V.    PROPOSED IMPROVEMENTS TO THE ISO MARKET..................................................................    13

   A.    LINEAR PROGRAMMING OPTIMIZATION APPROACH..............................................................    13
   B.    SMART BUYER APPROACH..................................................................................    13
   C.    COMPARISON OF THE THREE APPROACHES....................................................................    14

VI.   THE RELATION BETWEEN PROVISION OF ENERGY AND ANCILLARY SERVICES..........................................    15

   A.    POLICY OBJECTIVE IS TO GAIN EFFICIENCY WHILE RETAINING UNBUNDLED NATURE OF SERVICES...................    15
   B.    RELATION OF THE ENERGY AND ANCILLARY SERVICES PROVISION...............................................    15
      1.    The temporal aspect of these markets...............................................................    16
      2.    The substitutability of these services in production...............................................    16
      3.    Application of these concepts to California institutions...........................................    17

VII.     METHODOLOGY FOR ADDRESSING THE EFFICIENCY GAINS FROM A SIMULTANEOUS MARKET............................    19

   A.    EMPIRICAL ANALYSIS OF HISTORIC BIDS WILL NOT BE USEFUL................................................    19
   B.    SIMULATION ANALYSIS CAN BE ENLIGHTENING...............................................................    19
   C.    DESIGN AND EXECUTION OF  THE ANALYSIS.................................................................    20

VIII.    A MODEL FOR PX PROCUREMENT OF ENERGY AND ANCILLARY SERVICES...........................................    20

   A.    DESCRIPTION OF THE PROPOSED MARKET....................................................................    21
   B.    BIDDING INTO THE PX MARKET............................................................................    22
   C.    BID TYPE..............................................................................................    22
      1.    Demand side........................................................................................    22
      2.    Supply Side........................................................................................    23
   D.    PX EVALUATION OF BIDS.................................................................................    24

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                                      -3-


      1.    Sequential evaluation methodology..................................................................    24
      2.    Simultaneous evaluation methodology................................................................    25
   E.    NOTIFICATION OF SELECTED BIDS.........................................................................    25
   F.    PRICING OF ENERGY AND ANCILLARY SERVICES..............................................................    26
      1.    FERC Requirements for Pricing......................................................................    26
      2.    Separate prices for AS and Energy..................................................................    27
      3.    Pricing in the ISO AS market.......................................................................    27
   G.    SUPPLY REMUNERATION AND DEMAND PAYMENTS...............................................................    28

IX.   THEORETICAL IMPACTS FROM A JOINT ENERGY ANCILLARY SERVICE MARKET.........................................    28

   A.    POTENTIAL FOR LOWER COSTS.............................................................................    28
   B.    POTENTIAL FOR HIGHER PRICES...........................................................................    29

X.    NUMERICAL COMPARISON OF THE EFFECTS OF SIMULTANEOUS AND SEQUENTIAL MARKET AUCTIONS.......................    31

   A.    DESCRIPTION OF THE SPREADSHEETS.......................................................................    31
      1.    Model inputs.......................................................................................    32
      2.    Model outputs......................................................................................    33
   B.    MODEL RESULTS.........................................................................................    34

XI.   ASSESSMENT OF SIMULTANEOUS AND SEQUENTIAL MARKETS........................................................    36

   A.    SEQUENTIAL EVALUATION OF ENERGY  AND ANCILLARY SERVICES AUCTION.............ERROR! BOOKMARK NOT DEFINED.
   B.    SIMULTANEOUS EVALUATION OF ENERGY AND ANCILLARY SERVICE AUCTION.............ERROR! BOOKMARK NOT DEFINED.

XII.     CHANGES REQUIRED TO IMPLEMENT THE PX MARKET...........................................................    38

   A.    ISO OPERATIONS........................................................................................    38
   B.    PX OPERATIONS.........................................................................................    38

XIII.    CONCLUSIONS AND RECOMMENDATIONS.......................................................................    38

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                                      -4-


                      THE BENEFITS OF A SIMULTANEOUS VERSUS
             SEQUENTIAL PX MARKET FOR ENERGY AND ANCILLARY SERVICES

I.       EXECUTIVE SUMMARY

II.      PURPOSE OF THE STUDY

In its filing to the Federal Energy Regulatory Commission (FERC) in March 1997, the PX proposed to implement its own ancillary services auction that would enable the PX to self provide all or a portion of its ancillary service obligations to the ISO.(1) In October of 1997, the FERC conditionally authorized the operation of ISO and the PX. The October 30th order supported the development of both an ISO and PX ancillary services market.(2)

Although the FERC granted the PX the authority to implement an interim sequential market of its own, Commissioners questioned whether greater efficiencies would be achieved if the PX implemented a simultaneous market for ancillary services. To address this concern, the FERC ordered the PX to file a study that analyzes the merits of developing a simultaneous auction for both energy and ancillary services. Specifically, the FERC noted:

         Whether sequential or simultaneous auctions are more efficient is an unresolved empirical question. Accordingly, we will approve the proposal for sequential auctions on an interim basis in order to gather experience with which to evaluate the proposal more fully at a later date. To assist us in that evaluation and to address the concerns articulated above, we will require the PX to conduct further studies, and to file a report on their results by January 1, 1999, at which time we may revisit the issue. The studies should analyze and compare sequential and simultaneous auctions in terms of their abilities to develop an efficient, least-cost dispatch(3)

This report responds to the FERC request for a study of the merits of sequential and simultaneous auction models.

While FERC clearly states the analysis should compare simultaneous and sequential auctions, it is unclear what delineates a sequential auction from a simultaneous one. There are two ways to interpret this. First, there could be simultaneous bidding where the bids for the energy market are also used for ancillary services; however, the evaluation of the bids would take place in a

--------

(1)  PX March 31, 1997 FERC filing, Section 3.3.4. NEED FORMAL CITE.

(2)  Docket Number EC96-19-001 et al.

(3)  October 30th order, p. 194-195.
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                                      -5-


sequential fashion. Second, there could be simultaneous bidding and evaluation of bids for energy and ancillary services where the same bids are used for both markets and are considered together at the same time to meet the needs in all markets.

Since the opening of the market in April, significant problems have arisen in the ancillary services markets. Price caps had been imposed, lifted and re-imposed. As a result of the summer price spikes in these markets, FERC required a report(4) from the Market Surveillance Committee of the California ISO (MSC). On top of the MSC's list of recommendations, was for the ISO to adopt practices that allowed it to "substitute cheaper superior services for more expensive inferior services in its procurement of ancillary services.(5)" The discussion in the MSC report makes it clear that consistency between the bids for the various services would contribute significantly to attenuating the instability in these markets.(6)

The introduction of simultaneous bidding for energy and ancillary services imposes this same restriction of consistency between bids for different markets. With a simultaneous bidding framework, regardless of whether there is sequential or simultaneous evaluation, the capacity bid could be used for either energy or ancillary services. The framework requires that the willingness to sell capacity for energy is the same as the willingness to sell capacity for ancillary services. Thus, it requires that the bids for the same capacity are identical regardless of the market, energy, regulation, spin, non-spin or replacement. This is a bit more restrictive than the bid consistency rules suggested by the MSC where bids for inferior services could be no higher than bids for superior services.

Because of the desirability of bid consistency, this report posits a simultaneous bidding framework. It then examines the question of whether there are efficiency gains from the simultaneous evaluation of energy and ancillary services markets in relation to the sequential evaluation of the markets.

The analysis addresses three different ways to evaluate these markets. The first is `fully simultaneous', where all markets, energy and ancillary services markets, are considered simultaneously. The second is `sequential, simultaneous' where the energy market is evaluated before the ancillary services markets which are evaluated simultaneously. The third is `fully sequential' where the markets are evaluated in the following sequence: energy, regulation, spin, non-spin, and replacement. The prior expectation is that `fully simultaneous' will produce the lowest costs, followed by `sequential simultaneous,' and `sequential, sequential' will have the highest costs.

---------

(4) Preliminary Report On the Operation of the Ancillary Services Markets of the California Independent System Operator (ISO), Prepared by the Market Surveillance Committee of the California ISO, August 19, 1998. (MSC Report) hereafter.

(5)  MSC Report, p. 37.

(6)  MSC Report, p. 38-41.
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                                      -6-


To summarize the results, they are somewhat surprising. The level of costs depends significantly on perspective. As with most markets, the costs incurred by producers are not the same as the costs incurred by consumers. The major difference between them is commonly known as the producer's surplus and depends considerably on how prices are set in the market. In this analysis, the results vary by whether the producers or consumers perspective is adopted.

The efficiency of the dispatch (or cost to producers) does follow expectations using the bids as a representation of costs. Namely, `fully simultaneous' produces the most efficient dispatch. The dispatch under `Sequential simultaneous' is lower in cost than `fully sequential.' As quoted above, the FERC's concern lies with the efficient dispatch of the generators in the market.

However, costs to consumers (or revenues to producers) are a different matter.



THE REMAINDER OF THIS REPORT IS LAID OUT AS FOLLOWS . . .CONTINUE WITH THE DESCRIPTION ONCE THE OUTLINE HAS BEEN SETTLED.

III.     AN OVERVIEW OF THE CURRENT ANCILLARY SERVICES MARKET

The ISO is responsible for ensuring that adequate ancillary services exist to support the dispatch and consumption of power on the grid. Currently, the ISO operates a day-ahead and hour-ahead competitive market to supply four ancillary services -- regulation, spin, non-spin and replacement power.(7) The ISO determines the quantities of each ancillary service that will be required based on WSCC and NERC requirements and ISO estimates of day-ahead forecast load.

A.       BIDDING AND BID EVALUATION

Via their Scheduling Coordinators (SCs), generating units, curtailable demand and external import/export resources may bid to supply ancillary services into the ISO auction.(8) Suppliers submit two-part bids (capacity and energy) to the ISO for each of the four auctions that they seek to bid into. For each ancillary service being offered, SCs must include a bid price for energy in the form of a staircase function composed of up to eleven ordered pairs of quantity-price information.(9) Dispatchable load may also bid into the non-spin and replacement power. Bids must contain information that allows the ISO to validate that the generation or load offered into the auctions meets the technical requirements for the particular service.

--------

(7) Black-start capability and voltage control are procured by the ISO on an annual basis under contract. Currently, these requirements are met by Reliability Must Run (RMR) units.

(8) Tariff, section 23, "Temporary Changes to the Real-Time Market for Imbalance Energy, p. 285.

(9)  ISO Tariff, p. 285.
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                                      -7-


The ISO ancillary service market is run as a sequential auction. The ISO receives bids for all four auctions in the day-ahead and hour-ahead markets and evaluates and selects "winning" bids in the following order: regulation; spinning reserve; non-spinning reserve; and replacement reserve.

Each SC may specify which markets it wants to bid ancillary service capacity into. With the exception of down regulation, capacity selected by the ISO in one of the markets is subtracted out of the total capacity offered into the market by a bidder. If designated by the bidder, any capacity that is not selected in the preceding market may be passed on into the next auction for consideration. Different capacity prices may be specified for the same capacity in each of the markets.(10)

The ISO evaluates bids based on the capacity price in selecting the entities that are designated to provide ancillary services. For the day-ahead auction, the capacity prices paid for each ancillary service are posted on the ISO website by 3 p.m. on the day before the operating day.

B.       SELF-PROVISION OF ANCILLARY SERVICES

The ISO's ancillary service requirements may be self provided by SCs.(11) Load choosing to self provide may either contract directly with a generator or a broker to insure adequate ancillary services are supplier. SCs then submit a self-provision schedule for each ancillary service, designating the unit, load or system resource that will be called upon to provide the ancillary services in real time.

Partial self-provision of ancillary services is permitted with any not self-provided being procured in the ISO's market. For the portion of load that is self-provided, the SC must submit a proxy energy bid, representing price at which the designated resource may be dispatched in real time. As with bid-in resources, self-provided resources must be certified by the ISO that they comport with the ISO's technical requirements for providing the ancillary service.

C.       THE PX AND SELF-PROVISION

As a SC, the PX has a right to self-provide ancillary services.(12) Self provision would require the PX to operate its own separate auction for ancillary services and forward to the ISO information about winning resources selected by the PX to cover ISO-enforced ancillary service obligations. In addition, the FERC has acknowledged that PX participants should be allowed to contract bilaterally with generation resources to meet any of their own ancillary services obligations without utilizing either a PX or ISO auction.

--------

(10) ISO tariff, p. 79

(11) Voltage Support and Black Start may not be self provided under the ISO Tariff and will be procured by the ISO.

(12) See December 1997 FERC decision, p. 23 and October 30 decision, p. 16.
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                                      -8-


Currently, the PX neither operates ancillary service markets nor self-provides ancillary services, but procures them from the ISO market. Any PX resource meeting the technical requirements for supplying ancillary services may bid into the ISO auction. After clearing its day-ahead energy market, the PX acts as an intermediary by accepting the bids from its participants and passes them on to the ISO but otherwise has no role in the ISO auction. Similarly, in the hour-ahead market, ancillary bids are submitted to the PX no later than two hours prior to the dispatch hour.(13)

D.       REAL-TIME DISPATCH OF ANCILLARY SERVICES AND SUPPLEMENTAL ENERGY

The ISO dispatches capacity providing ancillary services and supplemental energy in real-time to insure that reliability standards mandated by the WSCC and NERC are met. The ISO calls on resources to supply incremental energy to keep the system in balance. It also requires generators to decrement generation resources to correct oversupply.

Additional energy in real-time is supplied from five possible sources -- the winning bids submitted in the four ancillary service markets and from supplemental energy bids.(14) The ISO assembles the energy bids from ancillary service providers and supplemental incremental energy bids into a single merit-order stack of system-side resources.(15) Any incremental energy needed in real-time is drawn from this stack when there is under-supply. Similarly, the ISO assembles a decremental merit-order stack, consisting of scheduled generation that willing to be decremented in real time. The decremental stack is used when there is oversupply.

Thus, while ancillary service resources are selected to stand ready to provide real-time energy on the basis of their capacity bids, these resources are only dispatched if they are the least-cost alternative available to the ISO in real-time. If a supplemental energy bid is less costly, the ISO will draw on this resource first to provide real-time energy.

E.       SUPPLY REMUNERATION FOR ANCILLARY SERVICES

Resources providing ancillary services are paid a capacity payment and an energy payment if called in real-time. For each ancillary service, the marginal unit sets the capacity payment. That is, the last bidder whose capacity is accepted in the day-ahead or hour-ahead market by

--------

(13) Report on Market Issues in the California Power Exchange Energy Markets, The Market Monitoring Committee of the California Power Exchange, August 17, 1998, p. 6. (MMC Report).

(14) Supplemental incremental energy is bid into the ISO by generators that have uncommitted capacity. They can be submitted anytime after the day-ahead market but cannot be withdrawn within 45 minutes prior to start of real-time hour.

(15) The energy bids for spin, non-spin, and replacement reserves are added to the stack.
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                                      -9-


the ISO to stand ready sets the market-clearing price for each ancillary service.(16) Whether or not the resource is actually called to provide ancillary services in real-time, resources are remunerated for capacity if selected to stand ready. Suppliers of regulation also receive a Regulation Energy Payment Adjustment (REPA).(17)

Currently, cost-based caps limit the capacity remuneration of some ancillary service suppliers. Since market inception, all utility-owned generation has been under a cost-based cap for all ancillary services. They range from between $4.47 to $9.55, depending on the service. Southern California Edison, for example, is capped at $4.47/MW for replacement reserve bids.

Energy remuneration for ancillary services is based on real-time dispatch. Instructed deviations are paid the 10-minute price for energy relevant for the time in which the ISO instructs the generator or load to supply ancillary services.(18) Because the ISO may need to either constrain on or constrain off a resource, effectively, there are two prices for each interval, the incremental 10-minute price (for resources called on) and the 10-minute decremental price (for resources constrained off). Each is set at the price of the last or marginal unit for generation (or load) that is called to adjust its schedule over a 10-minute period.

F.       DEMAND CHARGES

The ISO charges all SCs for their share of the total costs of providing the four ancillaries services that it buys from competitive markets. In its daily settlement process, the ISO determines the hourly user rates charged for each service for each settlement period for both the day-ahead and hour-ahead markets. For each ancillary service procured in the ISO auction, the ISO calculates charges based on the ratio between the SC's forecast hourly demand (less any ancillary services self-provided) and the total demand scheduled by all SC in that hour for each zone.(19)

--------

(16) If congestion exists, the ISO establishes zonal market-clearing prices in each ancillary service market. The details of these payments can be found in the ISO tariff, section 2.5.

(17) Under Amendment 8, filed with the FERC on May 19, 1998 the REPA is equal to the energy potentially available in the regulation bid (R(up) + R(down)) multiplied by the greater of $20/MWh or the hourly ex-post price. Effective November 23, 1998, REPA payments were set to zero.

(18) The ISO's automated software system, Balancing Energy and Ex-Post Pricing
     (BEEP), prices real-time energy. In the original market design, BEEP was designed to determine the dispatch instruction required to keep the system in balance on the basis of a five-minute interval. Due to system limitations, a five-minute interval is not feasible, and thus BEEP calculates prices on a 10-minute interval.

(19) Prior to mid-August, the ISO procured ancillary services based on scheduled load, as per the ISO's April tariff, Section 2.5.20.1. Because some SCs were deliberately under-scheduling load in the day-ahead market to avoid ancillary service charges, the ISO received approval from the ISO Board of Governors to adopt forecast SC loads to calculated ancillary service charges.
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                                      -10-


IV.      PERFORMANCE OF THE ANCILLARY SERVICES MARKET TO DATE

A number of problems have been observed in the ISO ancillary services market since inception, the most publicized of which was large price spikes in the replacement power market in mid-July. Replacement reserves reached $5,000/MWh on the trading day of July 8 for power delivered on the 9th. On July 12, prices for replacement power delivered on July 13 spiked to $9,999/MWh for the hours between 2 and 6 p.m.(20)

The existence of cost-based caps -- concomitant with market-based rates for a limited number of owners -- has been attributed to causing significant price spikes in the ancillary services market in July. Because of price volatility, the FERC authorized on July xx the imposition of a market-based cap of $250/MW for ancillary services. Thus, utilities and IPP continue to be regulated under a cost-based cap and are paid a maximum of their capped rate for providing service. Suppliers authorized for market rates can receive no more than $250/MW.

In July, the FERC directed the ISO Market Surveillance Committee and the California Power Exchange (PX) Market Monitoring Committee to conduct independent studies regarding the performance of the competitive energy and ancillary service markets in California. The reports highlighted several areas in which the current market structure has lead to inefficiencies. These issues are reviewed below.

A.       COST-BASED PRICE CAPS HAVE CREATED THIN MARKETS AND PRICE VOLATILITY

The ISO's Market Surveillance Report (MSR) concluded that because investor-owned utility (IOU) generation has been under price caps for ancillary services since the start of the market, incentives for utility's to bid into the ancillary service market have been dampened.(21) Even after divestiture of fossil assets, IOUs are presently the largest source of ancillary services, and their low participation has provided opportunities for new owners of plant to withhold capacity to drive up the market price for ancillary services.(22)

B.       THE ISO'S DEMAND FOR ANCILLARY SERVICE IS HIGH

The MSR found that the ISO is procuring about twice as much regulation, spin and non-spin as was provided prior to competition. Most of the over-procurement relative to pre-market practices takes place in the regulation and is a function of problems with market design. Because the system is self-dispatched, operators have less control over the actions of generators


----------

(20) In contrast, average prices for replacement power in the months of April, May and June north of Path 15 were: $8.02, $7.93, and $4.28 per MW, respectively.

(21) This is particularly true because utility generation designated as RMR could earn more under these contracts than through the ancillary service market.

(22) In addition, the FERC rules (cite) that replacement reserves are not an ancillary service governed by the FERC. This ruling effectively removing any price cap for this service.
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                                      -11-


and the impact on reliability. Further, there are built in incentives to deviate. Because the energy market clears without reference to generator ramp rates, awarded schedules may be difficult to meet given generator ramping constraints. Under the portfolio bidding structure, bidders are responsible for this minimizing these effects. Also, paying instructed and uninstructed deviations different amounts produces incentives for uninstructed deviations in the early parts of ramping hours.

C. THE CASCADING AUCTION FORMAT INSPIRES INVERTED PRICES ACROSS ANCILLARY SERVICE MARKETS

Because the ISO procures services in a cascading, sequential basis, it is often the case that the least economically valuable ancillary service (e.g., replacement) is more highly priced than regulation, which is the most valuable ancillary resource.(23) Less rigid rules of procurement might relieve some of the pressure on the auctions, the report indicated.

V.       PROPOSED IMPROVEMENTS TO THE ISO MARKET(24)

The ISO has begun efforts to evaluate and improve the operation of its ancillary services market. As described above, the sequential nature of its auctions and evaluations has lead to inconsistent prices across the markets. While the discussions on revising these markets are ongoing at this point, there are two different concepts under consideration. Despite the fact that the particular details of implementing each concept has yet to be worked out, it is helpful to examine the types of improvements under consideration. They can be labeled the linear programming optimization approach and the Smart buyer approach. Each will be discussed briefly in turn.

A.       LINEAR PROGRAMMING OPTIMIZATION APPROACH

Under this approach, the ISO would evaluate the bids for ancillary services in a simultaneous fashion. Namely, it would collect the bids for each of the reserves markets and find the combination of bids that produced the least cost for the provision of the full quantities needed. Because the same capacity can be bid in each of the reserve markets, the approach allows for a better allocation of capacity to its highest value across reserve markets. For example, a low bid for regulation may not be taken in favor of a higher regulation bid because taking the corresponding capacity for spin displaces a much higher cost spin bid. The high differential in the spin bids justifies taking the higher cost regulation bid because the differential is not as great as in the spin market. In order to implement this type of approach, it would be necessary

--------

(23) Quality assertions are made on the basis of how quickly the ancillary service must be made available. Regulation must be instantaneously available to the system, whereas replacement reserves must be on line within two hours of being called.

(24) This section is based on a conversation with Ziad Allowan who works for the ISO.
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                                      -12-


to set up a linear programming optimization problem. An example of this approach will be given below.

B.       SMART BUYER APPROACH

Under this approach, the ISO would still evaluate the markets in a sequential fashion. However, it would not discard any unsuccessful bids from prior markets in the evaluation of subsequent markets. Namely, the nearer-term markets, e.g. regulation, are more valuable than the further-out markets, e.g. replacement reserves. Because the operating requirements on the further-out markets are less stringent, any unawarded capacity in the nearer-term markets could easily fulfill the operating requirements in the further-out markets. Thus, the ISO, as a smart buyer, would roll over any unsuccessful bids in nearer-term markets to further-out markets. It would then essentially replace any higher cost bids in subsequent markets with the unsuccessful lower cost bids for the same capacity in earlier markets.

For example, a generator's $20/MW bid was not successful in the regulation market and it bid $30/MW for the same capacity in the spin market. As a smart buyer in the spin market, the ISO would replace the $30/MW bid in the spin market with the $20/MW bid for the same capacity that was revealed in the regulation market. From another viewpoint, the ISO is buying more regulation capacity (because its cheap) and less spin capacity (because its expensive) and substituting regulation for spinning reserve in meeting its reserve requirements. Again a simple example of this will be given below.


C.       COMPARISON OF THE THREE APPROACHES

A simple comparison will highlight the differences between these approaches. For simplicity, assume there are only two reserve markets, spin and replacement reserves. Further assume there are only two scheduling coordinators bidding into these markets. Their bids and ISO requirements are spelled out in the following table. In the bid columns, the first number is the quantity and the number in parenthesis is the capacity bid price.

                  Total Capacity                      Bids Into Each Market
                                                   ------------------------------
                   Available                       Spin               Replacement
                  --------------                   ----               -----------
SC1                   100MW                        100MW($1/MW)       100MW($6/MW)
SC2                   100MW                        100MW($5/MW)       100MW($100/MW)
ISO Requirement                                    100MW              100MW


Under the current sequential approach, the ISO first clears the spin market before evaluating the replacement market. All unsuccessful bids in the previous markets are discarded. Under this approach, the ISO awards 100MW to SC1 for spin. and 100MW to SC2 for replacement.
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                                      -13-


The cost of this is $10,100 to the ISO ($1/MW x 100MW + $100/MW x 100MW). SC1 takes home $100 while SC2 receives $10,000.

Under the optimization approach, the ISO considers the markets together to minimize the total cost of spin and replacement subject to available capacity. By jointly evaluating the markets, the ISO realizes tat by accepting an additional cost of $4/MW in the spin market it can achieve savings of $94/MW in the replacement market. Consequently, it awards 100MW of spin to SC2 and 100MW of replacement to SC1. This costs the ISO $1,100 ($5/MW x 100MW + $6/MW x 100MW). SC1 gets $600 while SC2 is paid $500.

Under the smart buyer approach, the ISO considers the markets in sequence, first clearing the spin market. In the spin market the ISO awards SC1 100MW. The ISO then proceeds to the replacement market; however, the losing bids from the spin market are not discarded. They are carried over into the spin market and compared on a SC by SC basis. Because SC1 was awarded 100 MW in the spin market, it has no capacity left for the replacement market. The ISO, however, compares SC2's bids between the markets. Because SC2 was willing to sell 100MW of spin at $5/MW and that capacity is still available, the ISO replaces SC2's $100/MW bid for replacement with SC2's $5/MW bid for spin. It then awards SC2 with 100MW in the replacement market at a price of $5/MW. The cost to the ISO is $600 ($1/MW x 100MW + $5/MW x 100MW). SC1 gets $100 while SC2 is paid $500.

An alternative way to view the smart buyer approach is that the ISO decides to buy 200 MW of spin and 0 MW of replacement. It still is meeting its reserve requirements because the operating requirements for spinning capacity are more stringent than for replacement reserves. In this case, the cost to the ISO is $1000 ($5/MW x 200MW + 0/MW x 0MW). Both SCs get $500.

It is clear from this example that the lack of a requirement for consistency between bid values across the reserve markets can contribute significantly to high costs for reserves.

VI.      THE RELATION BETWEEN PROVISION OF ENERGY AND ANCILLARY SERVICES

A. POLICY OBJECTIVE IS TO GAIN EFFICIENCY WHILE RETAINING UNBUNDLED NATURE OF SERVICES

There are two policy goals of procuring energy and ancillary services. The first is to do so in the cheapest way possible. Namely, it is the desire that the cheapest resources available provide the energy and ancillary service requirements for the system. This least cost provision saves society's resources.

The second objective is to unbundle the consumption of energy and ancillary services into separate products. This unbundling of services means that only those consuming each service
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                                      -14-


pay for the particular service they consume. To achieve effectively this separation, it is necessary to price the separate products, energy and each of the ancillary services, on an individual basis. Thus, it requires both sides of the market, supply and demand, respond to the incentives to produce or consume each of the market separately.

Unbundling allows consumers to choose how these services will be provided for them. While it is not possible for consumers to affect appreciably the AS they consume, they do have the choice of paying different prices for the services from different providers. Consequently, it is necessary to price each service individually. Similarly, producers will also respond to prices when deciding on their allocation of capacity to each market. The relation between these markets will be discussed in greater detail below.

B.       RELATION OF THE ENERGY AND ANCILLARY SERVICES PROVISION

As mentioned above, the policy objective of providing producers and consumers the choice is the result of unbundling. In order to unbundle effectively, both supplier and demanders of these services must respond to market forces. While this should not be of great concern on the demand side of the market, suppliers will watch each market closely. This section will briefly describe two aspects of these markets that hinder the complete separation of these markets.

1.       THE TEMPORAL ASPECT OF THESE MARKETS

There is a timing difference between the provision of energy and the provision of ancillary services. This timing difference may be highlighted by the structure and timing of the markets for energy and ancillary services.

As described above, ancillary services are capacity markets. Namely, the service being provided is unloaded generating capacity in the real time dispatch of the electrical system. This unloaded generating capacity is available to be used to generate in the event of an unanticipated change in supply and/or demand conditions. Having this capacity available significantly reduces the possibility of a real time failure of the system.

Consequently, ancillary services markets keep generating capacity available but unloaded, for use in real time. Because the services are procured in advance of needed generation, they are forward markets for generating capacity. In contrast, an energy market has no such requirement for being a forward market. Energy markets could be forward or spot markets.

This difference highlights how these two services could be compensated. Because of the forward nature of the ancillary service markets, it is necessary to pay the owner for holding capacity idle. It may also be necessary to pay for any energy that the capacity may produce in real time. A two-part payment scheme has arisen for compensating providers of ancillary services. First, there is a payment for holding the capacity idle; second there is payment for energy if and when produced. It is not necessary to pay for ancillary services in this way. If
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                                      -15-


the up-front payment is high enough, then it could additionally cover the cost of providing the energy in real time. This is important because energy payments are simpler being only a payment for a forward sale or one for a spot sale.

In California, the institutions providing these services have been well established. The PX operates forward energy markets. The ISO operates a real time spot energy market as well. In procuring ancillary services, the ISO uses a two-part payment. It makes both a forward payment for holding capacity idle and a real time payment for any energy produced.

 As will be discussed in greater detail below, the nature of the supply for these services and how they are compensated dictates how the markets will be related to each other.

2.       THE SUBSTITUTABILITY OF THESE SERVICES IN PRODUCTION

The provision of ancillary services and energy can be made from the same sources. A generator producing energy could just as easily retain some capacity to be able to provide spinning, non-spinning or replacement reserves. In most cases, generators do provide both energy and ancillary services simultaneously since they have minimum levels of output. Further, generators can switch from providing one to the other quite simply and almost costlessly. In many cases, there is a perfect substitution between the production of spinning and non-spinning reserves and energy. There is less of a perfect relationship between energy and replacement reserves. This is because a generator does not have to be on line to provide replacement reserves. The only exceptions to this are demand-side resources that can only provide non-spin and replacement reserves. However, their role in these markets has been (and are likely to continue to be) limited.

This ability to substitute easily allows generators to get the most for their generating capacity. Namely, they have the ability to sell capacity in either the energy markets or in the ancillary services markets. Unbundling of the two markets may or may not lead to prices for energy that are determined using a different methodology than for prices in the ancillary services markets. However, the profit maximizing motives of generators leads to arbitrage between the markets. Namely, generators will provide capacity to whichever market they believe will provide them with the greatest return. Thus, arbitrage on the supply side of these markets will produce compensation for generators that, in equilibrium, will be the same whether the generator sells into the energy or ancillary services markets. As will be discuss in greater detail below, this has particular consequences for the introduction of an ancillary services market run by the PX.

Consumers do not have the same opportunities for arbitrage between the markets. This is because the consumption of energy does not provide the same benefits to consumers as the consumption of ancillary services. The consumption of ancillary services enhances the consumption of energy because it reduces the likelihood of an interruption in service and, thus, adds to the quality of the energy consumed. If consumers also had the ability to arbitrage in the same way suppliers can, then arbitrage on both sides of the market would lead to different market results. In this case, there would be countervailing forces working on both markets.
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With supply-side arbitrage only, only generators move from one market to others seeking higher compensation when the difference between markets is significant. With arbitrage incentives on both sides of the market, consumers will move between the markets to pay the lowest costs they can. With incentives on both sides, differentials can be made up of either of supply or demand side movements.

3.       APPLICATION OF THESE CONCEPTS TO CALIFORNIA INSTITUTIONS

The existing structure of the California energy and ancillary services markets has a significant impact on how much more efficiency and arbitrage can be squeezed from these markets. There are currently three separate markets here, the ISO's forward ancillary services market, the PX's forward energy markets, and the ISO's real-time energy market. If the PX were to self-provide its ancillary services, it would also introduce a day-ahead ancillary services market.

Currently there are arbitrage opportunities between the existing markets. The ISO's ancillary service market is a forward market, but its energy market is only a real time market. Producers cannot arbitrage between the ISO's ancillary services and its energy markets. They can arbitrage the temporally different PX's and ISO's energy markets. This is a two-sided arbitrage since both suppliers and consumers can do it.

More importantly, producers can arbitrage between the PX's energy market and the ISO's ancillary services markets. However, it's difficult to call the current arrangement arbitrage because suppliers do not have to make an exact allocation of capacity to each market. With portfolio bidding in the PX's energy market, generators have a tremendous amount of influence not only on the quantities bid into each market, but also the prices that they will receive for ancillary services. This is because they know the energy price before making their allocation of capacity between generators. Of course, the allocation among generators influences how much capacity is available for each ancillary service market. Whatever is not scheduled in the energy market could then be bid into the ancillary services market. Further, energy prices are known when the bids to the ancillary services market are made. Thus, it is possible to gauge the level of bids by the level of demand for ancillary services and the energy price. Suppliers only have competition from other suppliers in limiting their bids from high levels. Demand uncertainty and revenue from energy production do not play a role in limiting the bids for ancillary service capacity. The introduction of uncertainty from these sources should reduce the bids for ancillary services because bidders are less able to assess whether their capacity will be chosen at the higher bid prices.

In whatever ancillary services market the PX develops, it will attempt to take advantage of the efficiency afforded from being operated in conjunction with the energy market. There is the further challenge of addressing the potential arbitrage between the PX ancillary services market and the ISO's ancillary services market. In whatever structure is adopted, it will be difficult to keep suppliers from participating in both markets. This means the structure and compensation in the ISO's market will dictate whether anyone will participate in the PX's market. Unless the compensation is at least as much as that afforded in the ISO's ancillary services market, the PX
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                                      -17-


ancillary services market may not attract any sellers. This arbitrage reality makes it difficult to design a PX market that attempts to exploit the efficiencies of joint energy/ancillary services market and produces a lower price for ancillary services than the ISO's market. Consequently, the two-part nature of the ISO's market may have to be altered in order for the efficiencies of a joint market to be realized. From a public policy view, it is not clear whether the costs of designing a PX market and altering the ISO's market to reduce arbitrage opportunities will be offset by the efficiency gain from a joint energy/ancillary services market at the PX.

As described above, the ISO's ancillary services market has two parts, a capacity bid to stand ready to be dispatched and an energy bid that is the minimum the bidder is willing to accept for energy production if dispatched in real time. Only the capacity bid is evaluated when determining which generators will provide ancillary services. The payment for energy will only be made if dispatched in real time. Because the PX's market will have to compete with the ISO's market for suppliers, the payment structure must be similar if there is to be a benefit from the PX having an ancillary services market. Thus the PX ancillary service market must make a capacity payment for standing ready as well as an energy payment when dispatched.

Simply imitating the structure of the ISO's AS market provides no avenue for efficiency gains. Efficiency gains means reallocating the mix of generation so that the total energy and AS requirements are met at significantly lower costs (as revealed through bids). One way to do this would be to introduce a simultaneous energy/AS market at the PX. The task at hand is to design a combination energy ancillary services market for the PX market that introduces efficiencies in relation to the separate PX energy and ISO ancillary services market. The challenge is further complicated by the requirement that it must compete with the ISO ancillary service market. The rest of this report will discuss this design and it potential for producing efficiency gains over the current structure.

VII.     METHODOLOGY FOR ADDRESSING THE EFFICIENCY GAINS FROM A SIMULTANEOUS
         MARKET

The purpose of this report is to address the added benefit from a simultaneous ancillary services and energy market. This section discusses the proposed methodology to estimate such benefits. There are a number of different options to do this estimation. These include, among others, an empirical analysis of actual bids into these markets and simulation of the different market designs.

A.       EMPIRICAL ANALYSIS OF HISTORIC BIDS WILL NOT BE USEFUL

Although the energy and ancillary services markets have been in operation for a number of months, it is not wise to rely on an analysis of actual market data. There are a number of reasons for this. First, the markets are new markets. Participants have been learning how to operate in these markets and best take advantages of their opportunities. Their bidding behaviors have changed over time as they have learned more about the market rules.
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Second, there have been significant changes in the markets over this period, particularly with the ancillary services markets. Initially, all ancillary services bids were capped. Then some bidders had their caps removed. An overall price cap was introduced as well as a supplemental payment for regulation. Currently, the ISO is examining how it might better operate its ancillary services markets. On the energy side, an hour-ahead market was introduced.

Besides these changes in the markets, historic and current bids are formulated under the rules that exist for the market at that time. A change in the market rules should elicit a change in bidding behavior. Similarly, the rules and formulation of bids in a joint energy and ancillary services market would elicit different bidding strategies. Thus, using current bids is not helpful in answering question.

B.       SIMULATION ANALYSIS CAN BE ENLIGHTENING

It may be helpful to set up hypothetical markets with the bidding structure to examine how large of a difference the simultaneous structure makes in procuring ancillary services. Simulations can easily illustrate the potential savings from different markets incorporating degrees of simultaneity. Simulations could also be used to study the behavior of market participants if hypothetical markets are actually set up and the participants are allowed to bid in them to establish equilibria. These experimental simulations could prove fairly accurate estimates of the differences in the markets. However, the depth needed to establish highly accurate experimental results is beyond the scope of this analysis. The following sections undertake the more modest goal of providing examples of how much more efficient different levels of simultaneous markets than others.

C.       DESIGN AND EXECUTION OF THE ANALYSIS

The rest of this report describes a model for procuring energy and ancillary services that can be applied with different degrees of simultaneity. The analytical approach isolates the efficiency differences between approaches by keeping all the other information identical in the treatments. Three market evaluation treatments will be analyzed. They are: fully sequential evaluation (fully sequential); a partially sequential, partially simultaneous evaluation (sequential-simultaneous); and a fully simultaneous evaluation (fully simultaneous). The fully sequential approach evaluates in the sequential following order energy, regulation, spin, non-spin, replacement reserves. The sequential-simultaneous approach evaluates the energy market before evaluating the reserve markets simultaneously. The fully simultaneous approach evaluates energy and all reserve markets together.

In order to isolate the degree of simultaneity, the level of energy and ancillary service demand remains identical between the treatments. Similarly the bid prices and quantities also stays unchanged. The resulting differences in costs of provision will indicate the magnitude of the benefits from a particular level of simultaneity. The differences in efficiency will be calculated
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                                      -19-


for a number of different levels of demand in order to illustrate how efficiency varies over different demand levels. Again it should be highlighted that this research approach does not capture differences in bidding behavior that will result from the different market rules.

The measure of efficiency is usually the level of costs incurred for the given level of provision of services. In this case, the perspective of whom is incurring the cost matters. The pricing rules adopted will impact the out-of-pocket costs for consumers and the revenue streams to producers. Different rules produce varying impacts on consumers and producers. In many cases, these are simply wealth transfers between parties and have no impact on the overall resource cost to society. Efficiency measures taking the societal perspective are most appropriate. However, the distribution of costs and benefits is also of concern. As will be discussed in greater depth below, it could well be the case that simultaneous markets lead to overall lower costs to society, but higher costs to consumers (and higher revenues to producers) because of the particular pricing rules. Thus, the analysis will focus not only on the efficiency of the market (as measured by the minimization of costs as revealed by bidders), but also the costs and revenues to participants. Despite the possibility of incentives to bid above costs, the analysis below assumes there is sufficient competition that the bids represent bidder's true costs.

The next section specifies a common model described is an improvement over the existing structure in that it requires consistency between the bids offered for energy and each of the ancillary services.

VIII.    A MODEL FOR PX PROCUREMENT OF ENERGY AND ANCILLARY SERVICES

This section develops a framework for the PX introducing an ancillary service market that complements its day-ahead energy market. The model is based on one very significant change from the way the energy and ancillary services markets currently function. Under the current structure, bidders do not have to reveal their willingness to provide ancillary services until after they know the results of the energy auction. This framework assumes that, by bidding in a combined energy/ancillary services market, producers are revealing their willingness to provide generating capacity the following day, whether it produce energy or ancillary services by standing ready to produce energy. Consequently, bidders make only one bid for both energy and ancillary services.

A.       DESCRIPTION OF THE PROPOSED MARKET

Under the proposed mechanism, the bidding by suppliers will be the same regardless of evaluation treatment. There will be differences in the PX's determination of capacity awards under the three mechanisms. There may also be differences in the way the PX determines the market clearing prices for each of the reserve and energy markets.
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To begin, suppliers will still bid for energy in the way they currently do.
However, bidders will also indicate ramp rates for each section of each of the portfolios. The PX will examine the demand bids and project ancillary service requirements. This forecast of ancillary service requirements will be discussed more fully below.

Under the fully sequential market, the PX will create a market supply curve from the bids and clear the market for energy in the same way it does today. The PX then take adjusts the bid curves for the energy awards and regulation ramping constraints before clearing the regulation market. Similar, adjustments and clearing takes place for each of the remaining reserve markets.

Under the sequential-simultaneous approach, the PX creates a market supply curve from the bids and clears the market for energy in the same way it does today. The PX will then take the remaining supply curve and adjust it for the ramp rates as indicated by the bidders. Using the adjusted supply curve and its estimated reserve requirements, the PX will then clear the reserve markets using a single optimization that minimizes the costs of meeting all reserve requirements, including the ramping constraint provided by the bidders.

Under the fully simultaneous approach, the PX will set up an optimization problem to minimize the cost of providing the needed level of energy and estimated reserve requirements. This optimization problem will take into account the prices and quantities offered as well as the ramp rates and capacity of each portfolio segment. The result of the optimization problem will be assignments of capacity to the energy and reserve markets.

Under each method, the PX will determine the market price for energy and each reserve service once the capacity has been assigned to the energy and reserve markets. At that point the PX will inform the supply bidders of their awarded energy and ancillary services quantities as well as the prices for each. The bidders would then be responsible for submitting generator specific schedules to meet the awards. Suppliers would be allowed to submit any unallocated capacity into the ISO's ancillary service auctions as they do today. Various details of the market will be discussed below in the rest of this section.

B.       BIDDING INTO THE PX MARKET

This framework requires a consistency among bids that does not currently hold in the existing markets. Namely, in existing markets, supplier's ancillary services bids need not have any relation to their willingness to sell energy. They can bid whatever capacity prices and quantities they desire. This leads to inconsistency in the bids and willingness to provide. For example, more capacity can be offered for up-regulation, than is offered for spin. Similarly, the prices offered for regulation could be higher or lower than those offered for spin from same generator. The mechanism described below requires consistency in the willingness to sell in these markets.
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                                      -21-


As described above, the objective of the proposed structure is to promote consistency between bids for energy and ancillary services while facilitating lower cost provision of these services through joint procurement. The structure allows for portfolio bids to be offered for both energy and reserve capacity. It also allows suppliers the option to participate in the energy market only or to whatever extent they wish in the PX's ancillary services market. This is accomplished by indicating a ramp rate for each reserve market for each bid segment. An indication of no ramping capability indicates the supplier does not want to offer capacity in that particular reserve market.

C.       BID TYPE

1.       DEMAND SIDE

Demand side bids will operate in the same way they do currently. The only change in the demand side bidding is that for each segment, bidders would indicate how much of each reserve requirement they desire to have self-provided for them through the PX market. If bidders do not wish to participate in the PX's self-provision then the PX will purchase their reserve requirements from the ISO in its auction. In this way, the demand side can also influence the arbitrage between the PX's and ISO's reserve markets. This adds another level of data information and cost to the PX since it must keep track of transactions in separate markets for each of its demand bidders.

Once the PX gets the demand bids and indications of how much AS demanders wish to be self-provided, there is still uncertainty about its quantity responsibility at the ISO. This is because reserve requirements are not simply a set percentage of load. Although they are often indicated as such, reserve requirements will vary depending on the sources of power. For example, WSCC requires different amounts of reserves for hydro generation than fossil generation. Similarly, imports into the system are treated differently in the calculation of reserve requirements.

In this PX market, the PX will not know the sources of the energy being provided. This is because the PX still will be accepting portfolio bids that are not required to specify the generation source. Thus, it is impossible for the PX to know exactly what its reserve requirements will be at the ISO and how much to buy in its market to self-provide. Nonetheless, this simply gives the PX a degree of discretion in deciding how many reserves it wants to schedule as self-provided. Anytime its estimate is too high and it agrees to purchase more reserves from its suppliers than it needs in for self-provision, the PX can bid these resources into the ISO's ancillary services market. Similarly, anytime the PX it fails to purchase enough reserves to meet its self-provision requirement, it can purchase these from the ISO's market. Discretion at the PX in its estimation of need also acts as a mechanism to keep the prices for reserves in line between the two markets.
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                                      -22-


2.       SUPPLY SIDE

The form of the PX bids on the supply side retains its same structure. Namely, each bidder puts in a 16 piecewise linear, monotonically increasing bid for each portfolio it wishes to have the PX consider.

Under this new market, the bidder also submits ramp rates for each reserve market for each segment in its bid. For example, a bidder offers a portfolio with three segments. For each of the three segments, the bidder must specify how quickly capacity in that segment can be ramped up to meet each of the reserve requirements, namely, up-regulation, spin, non-spin, and replacement reserves. If capacity represented in that segment has AGC capability, then the ramp rate bid indicates how much capacity is available in that segment for up-regulation. Similarly, ramp rates for spin indicates how much capacity in that segment is available for providing spinning reserve.

 As is clear from the description, it is possible for the bidder to opt out of a particular reserve market by setting a ramp rate for a particular segment to zero. Under this circumstance, the PX would not consider that segment of the portfolio available for the particular market. However, it would consider the segment for the energy market and other reserve markets as indicated by the ramp rates for the particular reserve service.

The bid prices associated with a segment indicate the bidder's willingness to assign capacity from that segment for whatever service that might be assigned to it. For example, an incremental price of $2/MW associated with a particular segment means the bidder is willing to sell capacity for any of the markets at that price. Namely, the price bid for capacity to produce energy, up-regulation, spin, non-spin and replacement reserves are all the same, in this case, $2/MW. Of course, the ramp rates and time horizons for each service limit the amount of capacity that can be offered from that segment to each of the markets.

By requiring the bids for energy and reserves to take this form, there is a built in consistency between the bids for energy and those for reserves. While the bidders can control the quantity offered for each service from an ex ante perspective, they cannot alter the prices, selling essentially the same capacity at different prices depending on the particular market. Under the current structure of the ISO's ancillary services market, bidders do have flexibility on both price and quantity.

Notice that portfolio bidding would still be available to bidders. Thus, there could be no check on whether the ramp rates were reasonable for each section of the bid curves. Bidders would take this risk on themselves. Namely, bidders would be required to provide the capacity from generators that would meet the requirements that it was assigned in the auctions. This requirement and risk puts a greater burden on bidders to bid in ways that would facilitate compliance with the awards from the market. In portfolios with multiple generators represented, this is a formidable problem. However, the problem becomes significantly easier if fewer generators are represented in a single portfolio.
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                                      -23-


D.       PX EVALUATION OF BIDS

As described briefly above, evaluation will differ for the three different approaches. The main difference between the methodologies under consideration has to do with how the energy and reserve markets are evaluated. In the fully sequential treatment, each market is evaluated separately in sequence. As described above, the ISO evaluates each of the reserve markets sequentially after the PX has evaluated the energy market. This methodology differs significantly from today's practice because bids are required to be consistent with each other. In the other two approaches, the ancillary services markets are evaluated simultaneously with one another. This is a significant departure from the manner in which the ISO currently evaluates its ancillary services markets. In the sequential-simultaneous approach, the energy market is cleared before consideration of the ancillary services markets. In the fully simultaneous approach, energy is evaluated at the same time as the ancillary services.

The proposed methodology for simultaneous evaluation is very similar to that described above under the ISO's consideration of LP optimization. Namely, it evaluates the bids using an optimization approach. The objective is to minimize the combined costs of the provision of the services, given the bids, ramp rates and quantity being purchased in each market. The particulars of evaluation under each methodology(25) will be discussed in turn.

1.       FULLY SEQUENTIAL EVALUATION METHODOLOGY

The fully sequential approach means the bids are used to meet the requirements of each service in order. First, the PX will create a market supply curve from the bids and clear the market for energy in the same way it does today. The PX will then take the remaining supply curve and adjust it for the awarded energy quantities and regulation ramp rates indicated by the bidders. Using this adjusted supply curve and its estimated regulation requirements, the PX will then clear the regulation market. Next, the PX will adjust the remaining supply curve for energy and regulation awards and the ramp rates indicated for spinning reserve. The spinning reserve market will then be cleared using this adjusted supply curve and estimated needs for spinning reserve. Similar, adjustments and clearing takes place for each of the remaining reserve markets in order.

This approach most closely matches the manner in which energy and ancillary service awards are evaluated today, by the combination of the PX and ISO. However, there is one very important distinction. The suggested methodology requires bid consistency between the ancillary services. Because the PX works off the capacity bids used in the energy market, it can impose consistency by requiring any capacity unused in the energy market to bid exactly

---------

(25) The discussion in the rest of this report abstracts away from the consideration of demand bidding on the problem. In what follows, the discussion focuses on cost minimization given a level of demand. The results and applications described will also be applicable to an analogous surplus optimization where demand bidding is explicitly taken into account. Such an abstraction is warranted given the limited bidding activity on the demand side of the market and the clarity of exposition of the cost minimization framework.
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                                      -24-


the same price for all the reserve markets for which it might be eligible. In this regard, the approach is also close to the ISO's proposed smart-buyer methodology that attempts to impose this consistency on bids through administrative rules.


2.       SEQUENTIAL-SIMULTANEOUS EVALUATION METHODOLOGY

Sequential-simultaneous procurement means the bid curves are first used to meet energy requirements in an optimal fashion. Namely, the PX would minimize the costs of meeting the required level of demand. Once an allocation of energy to portfolio bids has taken place, then the quantities in the portfolios are adjusted for awarded capacity and ramp rates for each segment. The entire set of reserve markets is then procured minimizing the costs of meeting the ancillary service requirements subject to the ramping constraints. Under this methodology, the PX is able to substitute higher cost suppliers for lower cost suppliers in one market, say spin, if such a substitution allows the PX to save costs in another market. This substitutability does not apply to the energy market, but only extends to the other ancillary services markets.

This approach is very similar to the combination of the PX's current energy market and the ISO's proposed LP optimization with one very important exception. Again, the ISO does not require consistency between the bids made for the various services offered. Although it has been discussed, this requirement on the market has not been imposed on the current market.


3.       SIMULTANEOUS EVALUATION METHODOLOGY

Fully simultaneous procurement means the bid curves and accompanying ramp rates are used to meet energy and ancillary service requirements using a single optimization problem. The objective function of the minimization problem is the sum of the energy and ancillary service costs. Because the energy market is included in consideration with the ancillary services markets, it is possible to reduce total overall costs by substituting relatively low cost capacity that would be used for energy for much higher cost capacity that would be used for reserves. As will be discussed in greater detail below, this is the primary theoretical advantage of a simultaneous approach.

Because of the trade-off between the energy and reserves markets, this type of an approach cannot be replicated by the ISO. The ISO cannot set up the conditions that would allow such a substitution because energy schedules are fixed by the time the ISO receives the bids for the ancillary services markets.

E.       NOTIFICATION OF SELECTED BIDS

Under each of the three methodologies, the PX will determine which portfolios have been selected through its processes to provide energy and each of the ancillary services. Notification
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                                      -25-


will take place in much the same way it does now. Namely, the PX will post energy and ancillary services prices and tell each participant its allocation in each of the markets. The suppliers will then be required to turn these awarded capacities into generating unit schedules. The PX will have to check that the schedules submitted for these services meet the technical requirements for such services. The PX must also identify these resources as self provision resources to the ISO. After it receives the generator schedules it should be able to calculate its required provision for each ancillary service. Any excess capacity can be bid into the ISO's ancillary services market. Any shortfalls will simply show up that the PX is only partially self-providing.

There are two options for how the PX could interact with the ISO's market when it has over-purchased ancillary services. It could act as a price taking bidder or a normal bidder into the ISO's market.

If the PX followed price taking behavior in the ISO's ancillary services market, it would bid its excess capacity at a low price. This would insure that the ISO scheduled the capacity and that the PX would receive something for it. As discussed below, the PX would still be responsible for paying its winning capacity its market clearing prices for ancillary services. Any shortfalls or excesses due to price differences between the ISO and PX would flow through to the consumers in the PX's ancillary services market.

Under the second option, the PX would bid in any excess ancillary service that it may have purchased at the PX's market clearing price. If accepted, then it will be assured that the price it will be paid by the ISO for the capacity will cover the cost it has agreed to pay for it. If rejected in the ISO auction, the PX would have to pay all of its suppliers and charge the excess costs to demanders. Or it may be able to adjust its awarded quantities (and price) downward so there is no excess self-provision. The particulars of this type of mechanism have not been explored.

F.       PRICING OF ENERGY AND ANCILLARY SERVICES

In this discussion so far, little has been said about how the PX will set its prices for ancillary services. There are a number of ways to set prices for these markets. Economic theory suggests a correct way to price these services.(26) However, there are also considerations of existing institutions and fairness that influence the pricing rule to be adopted. All of these factors will be taken into account in discussing a pricing rule.

--------

(26) The theoretically correct pricing methodology would pay the providers of AS the difference between the highest cost bid and providing that service and the energy price. This pricing methodology came up in discussions on the original market design. The delegation of the energy market to SCs and AS markets to the ISO makes implementation of this methodology by the ISO difficult.
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                                      -26-


1.       FERC REQUIREMENTS FOR PRICING

In response to California Public Utility Commission concerns that joint market would lead to inefficiencies (because generators are paid for spin whether or not it is actually provided), the FERC in its December 18 order wrote, "We note that Order No. 888 requires that all ancillary services be unbundled.(27)" Thus, the FERC is intent on having the energy market unbundled from the ancillary services markets. The FERC has also indicated that it will not permit a joint energy and ancillary service market in which winning supply bids are paid an energy price that incorporates reserve requirements into the energy price. FERC:
"The energy price paid to winning bidders should not roll in the price of spinning requirements." CITE

2.       SEPARATE PRICES FOR AS AND ENERGY

As described above and as FERC points out, one of the points of unbundling is to provide separate prices for energy and each of the ancillary services. Consequently, separate prices for energy and each ancillary service are required. The question is how to set the prices for each. There two similar ways to set prices in a market clearing fashion. The first is to set price at the bid of the source that would provide another unit of output if needed. This is setting price at the bid of the marginal supplier. The second methodology would be to set price at the bid of the highest cost source providing the service. This is may sound exactly like setting price at the bid of the marginal supplier, but, in cases of joint production, it is not always the same. Although in many instances the two methodologies produce the same prices, there are important cases where the pricing rules will diverge.

This is particularly the case when there is joint production of the services being provided. In both the simultaneous evaluation methodologies, it is possible to accept higher cost bids for some services because in the overall scheme it produces lower total costs. In some cases, it is possible to hit the maximum of such a source and then go to a lower cost source. In these cases, the marginal source will be the lower cost source, but full output will have been accepted from a higher cost source. It is in these cases that the pricing rules diverge.

For example, in evaluating spin, it may be optimal to choose a $4 source before a $2 source because it allows a lower payment for replacement. If the entire $4 source is used up, then some of the $2 source may be needed. Assume it is, and the $2 source is the bid of the marginal source. Under the first pricing rule, the price for spin is $2. Under the second rule, it is $4. Thus, in such joint production scenarios, it is possible to set a price (based on marginal source) below the highest cost accepted. Compensating based on the marginal source could lead to producers not being assured that the prices paid will be at least as great as their bids. To avoid this possibility, prices should be set by the bid of the highest bid used in providing the service rather than on the bid of the marginal source.

--------

(27) FERC December 18 Decision, p. 22.
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                                      -27-


3.       PRICING IN THE ISO AS MARKET

In setting up the pricing in the PX, one consideration is how the ISO remunerates capacity providing ancillary services. As described above the ISO takes a two-part bid for providing reserves, capacity and energy components. However, the ISO only uses the capacity bid in choosing which resource will provide capacity. The prices in these markets have been as high as, if not higher than, the energy prices. If the PX were to pay something significantly less than what the ISO pays, suppliers would simply move to the ISO's market and not participate. Even with the reforms under consideration, it does not appear the ISO will change the structure of its market mechanisms for ancillary services. Also, the point of introducing PX self-provision is to lower the cost of ancillary services in the market. Thus, the PX's pricing rule must be comparable to the ISO's.

G.       SUPPLY REMUNERATION AND DEMAND PAYMENTS

Under this framework, payments to suppliers and charges to consumers are relatively straight forward and work as in a standard market. The main difference is that the PX will have to track and settle with buyers and sellers who opt to participate in the ISO's market rather than its own. There is the further complication of pricing and paying for any reserve requirements that are sold or purchased through the ISO's market. Each of these aspects will be discussed briefly.

It is clear that the PX should pass on the ISO's prices to suppliers and demanders who have opted out of the PX's self-provision market for ancillary services. The PX prices may be higher or lower than the ISO's prices. By requesting participation in the ISO market, suppliers and demander will receive those prices.

It is less clear how the PX will deal with sellers and purchasers in its own markets, particularly since there is the risk that the PX may purchase too much or too little in its own market. The PX itself must remain revenue neutral with respect to transactions in the ISO's markets. Any costs or benefits that accrue due to differences in AS market prices and over or under selling should be borne by the demanders who have opted for the PX market. On the one hand, the PX will pay winning generators the PX price it has determined for each service, regardless if it needs to sell that output into the ISO market or not.

On the other hand, demanders will pay a blended rate for their services. This blend may include the cost of ISO-provided services if the PX has purchased too little in its own auction. The blend may also include a credit if the PX has over purchased and sold its excess into the ISO's market at a price higher than its own. Similarly the blended rate could include costs if the PX has over purchased and sold its excess into the ISO's market at a price lower than its own. This latter case provides an incentive for demanders to opt out of the PX's market for the ISO's market since the PX's price is higher and gets an adder for over self-provision.
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                                      -28-


IX.      THEORETICAL IMPACTS FROM A JOINT ENERGY ANCILLARY SERVICE MARKET

In the discussion so far, there has been some general recognition that joint provision of energy and ancillary services can lower the total costs of producing each. This section explicitly discusses the impacts of a joint market. There is the possibility of lower costs to society; however, it is likely that these cost saving will result in higher prices for electricity and lower prices for reserves in comparison to a similarly constructed sequential market. Each will be discussed in turn.

A.       POTENTIAL FOR LOWER COSTS

There are efficiency gains that can be achieved from a joint energy and ancillary services market in relation to a similarly designed sequential market as described above. These efficiencies result from having a wider scope of choices between uses of capacity.

In a sequential energy and ancillary services market, it is possible to miss efficiencies from joint procurement. This is because joint procurement allows capacity to substitute for each other across all markets, reserve and energy. In fully sequential market, the energy market is cleared before consideration of any of the reserve markets, and the regulation market before consideration of the other reserve markets, as so on. This means capacity allocated to energy (or an earlier reserves market) cannot be considered for substituting for capacity in the later reserve markets. This missed opportunity for substitution is a missed opportunity to lower costs. A fully simultaneous market does not miss this opportunity. The sequential-simultaneous approach only misses the opportunity for energy to substitute for reserves.

For example, in a sequential market, the procurement of energy ignores the ramp rates for suppliers. However, they are an important component of the procurement of ancillary services. Because the ancillary service market follows the energy market, it is possible to award energy production to capacity that has fast ramping capability. This means only slower ramping capacity is available in the reserves market. The joint cost of producing energy and reserves may be higher because the lower-cost, fast ramping capacity cannot substitute for the higher-cost, slower ramping capacity. In a fully simultaneous market, it is possible for this substitution to take place. This substitution will reduce the overall cost of energy and ancillary services.

B.       POTENTIAL FOR HIGHER PRICES

The simultaneous provision will also have an impact on the pricing of energy and each of the ancillary services. As discussed above, one of the purposes of unbundling is providing separate prices for each of the services being provided. Thus, the objective includes pricing services as well as minimizing costs. Depending on the pricing rule adopted, there is also a difference in energy and reserve prices between procuring them under each evaluation approach.
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                                      -29-


As discussed above, the most appropriate way to price these services is the cost of the highest bid providing the service. In a fully sequential market, the energy market is cleared before the reserves markets are considered in order. Thus, the highest bid from capacity providing energy will be at least as low as the highest bid providing any of the reserves. This means the energy price will be no higher than the lowest price for reserves.

However, allowing the substitution of capacity between the energy and reserve markets allows lower cost capacity to be used for ancillary services. When this substitution takes place, it necessarily means higher cost capacity is used for energy than would be used under a sequential approach. By setting the price at the highest bid providing the service, this means the energy price is higher than in a sequential procurement. It will also mean that the highest bid for the most expensive reserve service will be lower than in a sequential procurement. The end result are cases where the energy price is higher (and reserve prices are lower) under a simultaneous procurement than under a sequential procurement. This is in conjunction with lower overall costs of provision under a simultaneous approach than a sequential approach.

This result can be illustrated graphically. In order to aid in illustration of the results, these graphs incorporated two simplifying assumptions that do not change the results in general. First, demand is assumed to be inelastic. Second, it is assumed that the ramp rate constraints for capacity do not bind in constructing the market supply curve.

The first graph illustrates a fully sequential market. Equilibrium in the energy market is established first. Prices are set for the other services in order as described above. Each price is higher than the last since the lowest bids are accepted first for each market.

                                  [LINE GRAPH]
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                                      -30-


The second graph illustrates a sequential-simultaneous market. Equilibrium in the energy market is established first. This sets the energy price at P(E). After this price is set, the market supply curve is used to procure ancillary services. Through the joint optimization of these resources, prices are set for each of the ancillary services depending on the cost of the highest bid providing the service.

                                  [LINE GRAPH]

The third graph illustrates a simultaneous market for energy and ancillary services. There is a joint optimization including ancillary services and energy. Notice that there is no clear delineation between low cost capacity that is providing energy and higher cost capacity that is providing ancillary services. The optimization problem spreads capacity to wherever it may be most effective in reducing the joint costs of energy and ancillary services. The pricing rule then comes into play. Again setting prices at the cost of the highest bid providing the service. It is clear from the picture that higher cost capacity is being used for energy, thus increasing the energy price while lower cost capacity is being used for ancillary services, thus decreasing their prices. The end result is that it is possible for the simultaneous auction to produce higher energy prices than the sequential auction.
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                                      -31-


                                  [LINE GRAPH]

X. NUMERICAL COMPARISON OF THE EFFECTS OF SIMULTANEOUS AND SEQUENTIAL MARKET AUCTIONS

This section describes three simple spreadsheet models(28) that were built for the purpose of examining the difference between the three evaluation approaches. The models have been used to compare the cost and pricing results under exactly the same inputs with the only variation being in how the markets are cleared. The results of this analysis will be presented.

In brief, the numerical models illustrate the same conclusions discussed in the previous section. Namely, for the same inputs, a simultaneous clearing of the markets can produce lower total costs than a sequential approach. However, energy costs are higher (and ancillary services costs lower) under simultaneous approaches than under the sequential approach. Further, the comparison shows that the simultaneous approach can yield lower overall costs and higher revenues to generators than the sequential approach.

A.       DESCRIPTION OF THE SPREADSHEETS

As discussed above, the spreadsheets take inputs from hypothetical bidders and the PX and uses optimization methodology to allocate capacity awards for energy and reserves. The methodologies are both cost minimization problems where costs are represented by the supplier's bids. The fully simultaneous model minimizes the costs of energy and reserves in a

--------

(28) The fully sequential, sequential-simultaneous and fully simultaneous spreadsheets have been included as files named `example2v5.xls' `example3v5.xls' and `example4v5.xls' respectively.
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                                      -32-


single optimization. The sequential-simultaneous model first minimizes the cost of energy before solving a subsequent cost minimization problem for the rest of the reserves markets. The fully sequential model solves them in order. In all cases, the demand side of the market is significantly simplified as being represented by an inelastic level of demand to be met. Because all of the impacts to be investigated are on the supply-side of the market, this representation does not reduce generality. The rest of this section will describe each of the inputs and outputs from the models.

It should be highlighted that the numbers used for the bids in this analysis are completely hypothetical. While they do represent consistency with rational bidding behavior, they do not represent or are they intended to represent specific bids in the market. Their purpose is wholly for illustrating the difference between a sequential and simultaneous representation of these markets.

1.       MODEL INPUTS

PX inputs are primarily on the demand side of the model. They include the level of energy demand to be met and how many reserves the PX wants to purchase. The desired reserve requirements are specified as percentages of energy demand and vary by ancillary service. For example, in the analysis presented below, the PX was assumed to be purchasing 1% of load as up-regulation, 3.5% of load for each of spinning and non-spinning reserves, and 5% of load for replacement reserves. The analysis was undertaken by varying the level of demand to be met and comparing the results across the two models.

Bidder inputs are a bit more complex. The model assumed there were three supplier bidders, each with its own portfolio bid. Each portfolio has four parts. In order to facilitate computation, each portfolio uses a step function. This is in contrast to the piece-wise linear specification described above. Besides bidding the price level and quantity of each step on the function, bidders also provided ramp rates for each step for each reserve market. The ramp rates specify the percentage increase each step could contribute to providing the reserve. As described above, these ramp rates allow the suppliers to indicate how much they would like to bid in the PX's reserve markets. The table shows supply side bids used in the analysis.

SUPPLY BIDS

                                   Quantity (MW)                           Maximum Ramp Rates (%)
                               ---------------------      ------------------------------------------------------
                 Bid Price     Maximum       Minimum      Regulation      Spin        Non-Spin       Replacement
                 ---------     -------       -------      ----------      ----        --------       -----------
Portfolio 1        2.00          1200           0             0             1            2                10
                   2.30          500            0            0.5            2            2                10
                   2.59          100            0            0.5            2            2                10
                   2.96          600            0            0.5            2            2                10

Portfolio 2        1.70          400            0             0             1            2                10
                   2.49          500            0            0.5            2            8                10
                   2.68          700            0            0.5            1            2                10
                   2.90          700            0            0.5            1            2                10

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                                      -33-


Portfolio 3        2.10          600            0              0             1           2                10
                   2.50          500            0            0.1             2           8                10
                   2.60          200            0            0.5           1.5           2                10
                   3.20          900            0            0.5             1           2                10


2.       MODEL OUTPUTS

Each of the models solves its respective cost minimization problems to allocate capacity. This is a standard cost-minimization allocation problem where the suppliers bids represent their willingness to provide capacity in each market. For the models using simultaneous approaches. The ramping percentages are used to establish constraints in the cost minimization problem. The table below represents the model's quantity outputs for a particular level of demand (2650) and evaluation technique (sequential-simultaneous).


SUPPLY

                                     Awarded Quantities
    ------------------------------------------------------------------------------------
    Energy       Regulation        Spin        Non-Spin       Replacement          Total
    ------       ----------        ----        --------       -----------          -----
     1200             0             0             0                0               1200
     450              2             0             0                48               500
      0               0             0             0                0                 0
      0               0             0             0                0                 0

     400              0             0             0                0                400
      0              25             93            93               84               295
      0               0             0             0                0                 0
      0               0             0             0                0                 0

     600              0             0             0                0                600
      0               0             0             0                0                 0
      0               0             0             0                0                 0
      0               0             0             0                0                 0

All models calculate prices based on the methodology described above. Namely, each model determines which step has the highest bids of all those awarded for each service. This highest cost sets the price for each service. These prices are illustrated in the table below. Again the table report the values for 2650MW and the sequential-simultaneous technique.

     MARKET CLEARING PRICES
           ($/MWH)
       Highest Cost Resource
         Energy                  2.30
       Regulation                2.49
          Spin                   2.49
        Non-Spin                 2.49
       Replacement               2.49

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                                      -34-

         Replacement       2.49

Using these prices, the models also calculate the revenues to each portfolio. These revenues are also the costs to consumers for each ancillary service. These revenues are represented in the table below. This table corresponds to the quantities dispatched and prices in the tables above.

PORTFOLIO REVENUE

                            Revenue from Each Market
----------------------------------------------------------------------------------------------------------------
   Energy       Regulation         Spin          Non-Spin       Replacement         Total             Total
   ------       ----------         ----          --------       -----------         -----             -----
    2760            0               0               0                0               2760
    1035            4               0               0               121              1159
      0             0               0               0                0                0
      0             0               0               0                0                0
    3795            0               0               0               121                               3919

     920            0               0               0                0               920
      0             62             231             231              209              733
      0             0               0               0                0                0
      0             0               0               0                0                0
     920            62             231             231              209                               1653

    1380            0               0               0                0               1380
      0                             0               0                0                5
      0             0               0               0                0                0
      0             0               0               0                0                0
    1380            0               0               0                0                                1380
Totals
                    66             231             231              330                                      6953
    6095                                                                             858                     6953


B.       MODEL RESULTS

1.       DESCRIPTION OF RESULTS

The spreadsheet models were designed to inform the intuition about these markets and the differences in outcomes from the two market evaluation techniques. The importance here is to isolate the impacts of the market evaluation techniques from one another. This end is best achieved by using identical inputs into each model. The results calculated by each will highlight how the awards and prices will vary under each methodology using exactly the same inputs. The easiest comparison is to vary level of demand for each model.

This methodology was used for three different levels of demand. The table below summarizes the results for each model. Demand is the level of demand on the system that must be met.
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                                      -35-


The table also includes prices for each of the services being purchased, energy, regulation, spinning reserve, non-spinning reserve and replacement reserve for each demand level and evaluation technique. Further, the table lists the costs and revenues for energy and reserves for each demand level. These results will be discussed for each level of demand. The levels of demand were chosen randomly.

                        Full simul  seq-sim  Full seq  full simul  seq-sim   Full seq  full simul  seq-sim  Full seq
                        ----------  -------  --------  ----------  -------   --------  ----------  -------  --------
Demand                      2650      2650      2650       3649       3649      3649       5341      5341      5341
Energy price                2.49      2.30      2.30       2.68       2.50      2.50       3.20      2.90       2.9
Reg price                   2.49      2.49      2.49       2.68       2.68      2.68       2.96      3.20      2.96
Spin price                  2.49      2.49      2.49       2.68       2.68      2.68       3.20      3.20       3.2
Non-spin price              2.49      2.49      2.49       2.68       2.68      2.68       3.20      3.20       3.2
Repl price                  2.49      2.49      2.49       2.68       2.60      2.68       3.20      2.96      2.96
Total cost                $6,223    $6,223    $6,223    $ 9,095    $ 9,095   $ 9,095    $14,559   $14,574   $14,577
AS Cost                   $  846    $  848    $  848    $ 1,215    $ 1,237   $ 1,237    $ 1,976   $ 2,075   $ 2,078
Energy cost               $5,377    $5,375    $5,375    $ 7,880    $ 7,858   $ 7,858    $12,583   $12,499   $12,499
Total Revenue             $7,456    $6,953    $6,953    $11,051    $10,379   $10,394    $19,300   $17,647   $17,634
AS Revenue                $  858    $  858    $  858    $ 1,271    $ 1,257   $ 1,271    $ 2,209   $ 2,158   $ 2,145
Energy Revenue            $6,599    $6,095    $6,095    $ 9,779    $ 9,123   $ 9,123    $17,091   $15,489   $15,489




2.       INTERPRETATION OF RESULTS

The first demand level was 2650MW. Given the portfolio bids, this is a medium level of demand. Because the demand level is relatively low there are fewer opportunities for substitution. Total costs are the same across all three models. Thus, there was no resulting efficiency gain from simultaneous consideration. However, the split of costs differs between the three models. Energy costs are higher (while AS costs are lower) under the fully simultaneous approach. This is evidence of the substitution of low cost energy for higher cost reserves taking place. Further, this substitution has a material impact on consumers since energy prices are higher. Due to higher energy price, consumers pay $504 more although there is no overall savings in costs. In this case, the simultaneous evaluation simply facilitates a transfer from consumers to producers.

The same result can be seen at the second level of demand, 3649MW. Under the fully simultaneous approach, costs are shifted from ancillary services to energy, but there are no overall savings. Again, energy prices are higher resulting in more revenue to generators at the expense of consumers.

The comparison between the sequential-simultaneous and the fully sequential approaches is also revealing. Because energy is optimized first in both cases, the two approaches will always produce the same energy costs and revenues. The substitution can only take place among ancillary services. At this second level of demand, the price of replacement reserves is lower
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                                      -36-


under the simultaneous approach. Substitution uses all the high cost capacity to meet the lower quantities of regulation, spin and non-spin while leaving the low cost capacity to meet the higher quantity of replacement reserves. While this does not yield an overall cost saving, it does lower costs to consumers.

The third level of demand, 5341MW, shows substitution effects can save costs. Under the fully simultaneous approach, the total costs are lower than the other two approaches by some $15-18 dollars. Again, energy costs are higher and ancillary service costs are lower. The substitution of a fully simultaneous market can lower overall costs. However, the cost to consumers is more by some $1600 since the price of energy is again higher. This again is a substantial transfer from consumers to producers.

This third level of demand also provides insight into the savings from substitution. In comparing the energy costs and prices between the sequential-simultaneous approach and the fully sequential, they are identical. However, the impacts on ancillary services are not. In this case, the simultaneous approach reduced costs in comparison to the fully sequential by some $3. Thus, there is an efficiency gain from the simultaneous evaluation. However, the prices move in opposite direction, costing consumers some $13 more. This is a result of a higher price for regulation, a consequence of substitution.

3.       SUMMARY OF RESULTS

It should be highlighted that the simultaneous approach in all of these examples has a tendency to equate the price of ancillary services with that of energy. This, to a large degree, defeats the desired result of unbundling there services. Namely, that the energy prices reflect the costs of energy while the prices for ancillary services reflect the costs of ancillary services. If the methodology incorporated produces the same price for different products on a consistent basis, then no real unbundling has taken place.

The results for the last two levels of demand for the fully sequential and sequential-simultaneous approach illustrate countervailing impacts from the substitution allowed by simultaneous consideration. Substitution will have a tendency to raise the prices of near-term reserve markets and possibly lower those of further-out markets. The net impact on consumers depends on the magnitude of the relative price changes. Given these limited examples, neither approach is clearly superior to the other. It is likely to be dependent on the bids as well as the level of demands, neither of which was assumed to be close to reality in these examples. Further experimentation with more realistic portfolios and demand levels would throw more light on this question.

The results from this quantitative analysis confirm the assertions made in the previous section. Namely, there are societal cost savings to be had from simultaneous procurement of energy and ancillary, but these costs savings will not necessarily lead to lower prices for the consumers of these services.
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XI.      ASSESSMENT OF SIMULTANEOUS AND SEQUENTIAL EVLAUATION OF JOINT ENERGY
         AND ANCILLARY SERVICES MARKETS

The framework presented here has required that the suppliers of energy into the PX market also be willing to sell AS to the PX. Although the bidders ultimately have the choice to participate in the PX's energy only or energy and ancillary services market, there is a requirement that the bids for capacity to produce energy are identical to capacity bids to produce ancillary services. This is a significant improvement on the existing framework regardless of whether the bids are evaluated sequentially or simultaneously.

However, this approach is not without costs. While bidders still have the option to make portfolio bids, this approach requires them also to incur more costs in the formulation of these bids over their current techniques. Bidders must now take into account how they plan to commit units to meet both energy and ancillary service requirements in deciding their bid prices, quantities and ramp rates. Further, there are potential difficulties in dis-aggregating their awarded quantities into unit schedules. These problems can be mitigated significantly by reducing the number of units contained in a portfolio.

Similarly, this framework also imposes burdens on producers and consumers by extending their choices for the provision of ancillary services. While, in general, more choices are preferred to fewer, they come at the cost of understanding what the differences are and making a choice.

Further the approach imposes more costs on the PX. In particular, there is the issues of over and under self-provision and how it should be handled. To a large degree this discretion opens the PX to taking positions in ancillary services markets. However, to the extent that the PX makes mistakes, its customers and suppliers can choose not to participate in the PX's markets. Ultimately arbitrage between the PX's and ISO's market will work to make both markets more efficient. This arbitrage may also increase the volatility of ancillary service prices in both markets.

The advantages of the simultaneous approach are largely the disadvantages of the sequential approach and vice versa. The simultaneous approach will produce lower overall societal costs of producing energy and ancillary services. However, it also produces higher prices for consumers. From the evidence in the last section, the cost-saving comes at large price impact. This is because ancillary services are a smaller part of the combined market than energy. This means a small price increase translates to a large dollar value of revenue. The cost saving are miniscule in comparison to the price impacts. Simultaneous evaluation also has the tendency to equate the prices of energy with all other ancillary services. In this way it does not keep the services separate and unbundled.

The proposed framework does not address a significant problem in the pricing of ancillary services. The current ISO methodology pays both a capacity payment to stand ready and an energy payment when called. It makes no reference to the forward energy price and thus ignores the incentives to sell into either market. From an economic point of view, in
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equilibrium, generating capacity should be indifferent between providing energy or capacity for ancillary services. The current ISO methodology, and the one here, pays capacity more for providing reserves than for providing energy. This is a shortcoming of the ISO's procedure and the methodology proposed here. This framework has not been addressed this adverse incentive because of the difficulty of solving the problem for the ISO. Addressing this problem correctly would require significant changes to the ISO methodology. This framework could more easily provide an even handed incentive by providing the correct economic signal; however, doing so would make PX procured AS at a price significantly lower than the ISO's price. Because there would be arbitrage between the markets, the pricing rule proposed in this framework more closely resembles the ISO pricing mechanism than the correct economic mechanism.


XII.     CHANGES REQUIRED TO IMPLEMENT THE PX MARKET

A.       ISO OPERATIONS

The proposed framework assumes the ISO is not planning to make major changes to its ancillary services markets. Although the ISO may change to its evaluation procedures, no significant changes will be made to the bidding procedure, the form of the bids, the timing of the market, and pricing of these services. Further the proposed framework does not require that the ISO make any changes in any of these areas.

If the correct economic incentives were to be provided, then the ISO must change its AS market pricing. This report has assumed that such changes are out of it purview and has not addressed how the ISO might change its pricing rules for AS. Greater efficiency may be possible with this adjustment.

B.       PX OPERATIONS

The required changes for the PX to self-provide ancillary services are significant. Perhaps the largest change is to the PX's tariff to describe how the PX would operate its reserves market and how it would self-provide these services. Because of the inertia built into the current system, these changes may be difficult to get approved. The fully simultaneous approach would primarily benefit the producers of energy and ancillary services at the expense of consumers. It is not clear whether a sequential-simultaneous approach is preferred to a fully sequential one. Consumers will gain the benefits of having a competing source for ancillary services other than the ISO's market. Relying on the joint revelation about willingness to provide capacity, the depth in the ancillary services market should be enhanced. Producers will face increased costs of building their portfolio bids and dividing up awarded capacity in the markets into generator schedules.

Further the PX must build the infrastructure to handle such a market. Under the sequential approach, the PX will be able to use its existing software to clear the energy market. However,
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the PX will need software that will take the energy bids, adjust them for ramping constraints and awarded energy and optimize the reserve markets. Further the PX will have to modify its settlements software to handle the options open to consumers. Namely, consumers will have the choice of participating in the PX's market, the ISO's market or some combination of the two. This software modification could impose a significant cost burden in implementing this framework.

XIII.    CONCLUSIONS AND RECOMMENDATIONS

The general conclusion of this report is that the introduction of a simultaneous market for energy and ancillary services could lead to marginally lower costs and significantly higher prices for end consumers. It would be much better to introduce a market that would use the bids in the energy market as indications of willingness to provide capacity for ancillary services. The real benefit from this framework is that it requires suppliers to offer capacity for ancillary services on a consistent basis with itself and its offers to sell energy.

More analysis needs to be done to indicate whether a fully sequential approach or a sequential-simultaneous approach is more desirable. Besides examining different levels of demand, it would also be instructive to examine how bidding behavior might differ between these market structures.

This framework could produce more desirable results through a sequential evaluation mechanism that clears the energy market before evaluating the same bids for each of the ancillary services markets. The PX could use this framework to self-provide ancillary services and compete with the ISO's ancillary services market.